EXHIBIT 10.3

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (together with all exhibits, schedules, and attachments hereto, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of March 11, 2016, is entered into by and among (a) Nuverra Environmental Solutions, Inc. (“Nuverra”), each of the subsidiary guarantors identified on the signature pages hereto (the “Subsidiary Guarantors” and together with Nuverra, the “Company”); (b) the undersigned holders of Notes (defined below), excluding Johnsrud (defined below), (together with their respective successors and permitted assigns under this Agreement, each a “Supporting Noteholder” and, collectively, the “Supporting Noteholders”); and (c) Mark D. Johnsrud (“Johnsrud”, and together with the Supporting Noteholders, the “Supporting Parties”). The Company and the Supporting Parties are referred to herein as the “Parties” and each individually as a “Party”. Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Summary of Principal Terms for the financial restructuring of Nuverra attached hereto as Exhibit A (the “Term Sheet”).

PRELIMINARY STATEMENTS

WHEREAS, as of the date hereof, the Supporting Parties collectively hold 81.65% of the outstanding obligations under that certain Indenture for 9.875% Senior Notes Due 2018, dated as of April 10, 2012 (as amended, restated, amended and restated, extended, supplemented, or otherwise modified from time to time, the “Indenture”) by and among Heckmann Corporation (as predecessor in interest to Nuverra), as Issuer, each of the Guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as Trustee;

WHEREAS, Nuverra is party to that certain Amended and Restated Credit Agreement, dated as of February 3, 2014 (as amended, restated, amended and restated, extended, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among Nuverra, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the Lenders from time to time party thereto;

WHEREAS, the Company and the Supporting Parties have agreed to implement an out-of-court restructuring transaction for the Company in accordance with, and subject to the terms and conditions set forth in, this Agreement and the Term Sheet (each such document, including any schedules, annexes, and exhibits attached thereto, each as may be supplemented, amended, or modified in accordance with the terms hereof, collectively, the “Operative Documents” and, such restructuring transaction, the “Restructuring Transaction”);

WHEREAS, the Operative Documents are the product of arm’s-length, good faith negotiations among the Company and the Supporting Parties and set forth the material terms and conditions of the Restructuring Transaction, as supplemented by the terms and conditions of this Agreement; and

WHEREAS, the Parties desire to express to one another their mutual support and commitment in respect of the matters discussed herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1. Term Sheet. The Term Sheet is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein. The Term Sheet sets forth the material terms and conditions of the Restructuring Transaction; provided, however, that the Term Sheet is supplemented by the terms and conditions of this Agreement. In the event of a conflict between any term or provision contained herein and a term or provision of the Term Sheet, the applicable terms and provisions of the Term Sheet will govern and prevail.

Section 2. Certain Definitions; Rules of Construction. As used in this Agreement, the following terms have the following meanings:

(a) “2012 Ownership Change” has the meaning set forth in Section 8(e)(xiii).

(b) “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person. For the avoidance of doubt, none of the Supporting Noteholders are, or following the Restructuring Transactions will be, Affiliates of the Company.

(c) “Agreement” has the meaning set forth in the Preamble.

(d) “Alternative Transaction” means any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale of assets, financing (debt or equity), or restructuring of or by the Company or any of its Affiliates or Subsidiaries or of any such entities’ respective assets, other than the Restructuring Transaction.

(e) “Applicable Law” means any federal state, local or foreign law, statute, code, ordinance, rule, or regulation, including those addressing unfair and deceptive acts and practices, advertising, usury, and permits.

(f) “Bankruptcy Code” means title 11 of the United States Code, as amended.

(g) “Business Day” means a day other than a Saturday, Sunday, or other day on which the Federal Reserve Bank of New York is closed.

(h) “Claims and Interests” means, as applicable, Notes Claims and Equity Interests.

(i) “Closing Date” means the date upon which all conditions precedent to the effectiveness of the Exchange Offer have either been satisfied or expressly waived in accordance with terms hereof, and on which the transactions to occur on the Closing Date pursuant to the Operative Documents and Restructuring Documents occur or are consummated.

(j) “Code” has the meaning set forth in Section 8(e)(xiii).

(k) “Common Stock” has the meaning set forth in Section 8(e)(v).

(l) “Company Filed SEC Documents” has the meaning set forth in Section 8(e)(iv).

(m) “Company Termination Event” has the meaning set forth in Section 6(c).

(n) “Company Termination Notice” has the meaning set forth in Section 6(c).

(o) “Consents” has the meaning set forth in the Term Sheet.

(p) “Contract” means any written agreement, contract, obligation, promise, understanding, commitment, or undertaking.

(q) “Conversion Price” has the meaning set forth in the Term Sheet.

(r) “Credit Agreement” has the meaning set forth in the Preliminary Statements.

(s) “Debt Document” means any indentures or agreements under which the Company has issued debt securities or has outstanding Indebtedness, including, without limitation, the Credit Agreement and Indenture.

(t) “Effective Date” means the date upon which all conditions precedent to the effectiveness of the Restructuring Transaction have either been satisfied or expressly waived in accordance with the terms thereof, and on which the transactions to occur on the Effective Date pursuant to the Operative Documents and Restructuring Documents occur or are consummated.

(u) “Equity Interests” means any capital stock, preferred stock, limited liability company interests, partnership interests, or other equity, ownership, or profits interests in Nuverra or in any of its Subsidiaries, and any options, warrants, conversion privileges, or rights of any kind to acquire any capital stock, limited liability company interests, partnership interests, or other equity, ownership, or profits interests in Nuverra or any of its undersigned Subsidiaries.

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(w) “Exchange Offer” has the meaning set forth in the Term Sheet.

(x) “Exchange Warrants” has the meaning set forth in the Term Sheet.

(y) “Facility Amendment” has the meaning set forth in the Term Sheet.

(z) “Indebtedness” means: (A) all indebtedness for borrowed money (including the principal amount thereof and the amount of accrued and unpaid interest thereon) of the Company or its Subsidiaries, whether or not represented by bonds, debentures, notes, or other securities, whether owing to banks, financial institutions, or otherwise; (B) all obligations of the Company or its Subsidiaries to pay amounts under a lease of real or personal property which is required to be classified as a capital lease in accordance with GAAP; (C) all premiums, fees, or penalties related to any of the foregoing and payment obligations with respect to swap arrangements and related break-up fees; (D) all obligations (including breakage costs) payable by the Company or its Subsidiaries under interest rate and currency protection agreements; (E) all obligations of the Company or its Subsidiaries for the deferred purchase price of property or services, and more than 45 days overdue, or secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien other than equipment leases entered into in the ordinary course of business and accounted for as operating leases; and (F) all guaranties and other obligations of the Company or its Subsidiaries in respect of indebtedness described in the foregoing clauses (A) through (E) of persons other than the Company and its Subsidiaries.

(aa) “Indenture” has the meaning set forth in the Preliminary Statements.

(bb) “Johnsrud” has the meaning set forth in the Preamble.

(cc) “Johnsrud Advisors” means Haynes and Boone, LLP as legal advisor to Johnsrud.

(dd) “Johnsrud Notes” means all Notes beneficially owned or controlled by Johnsrud in an aggregate face amount of not less than $31,400,000.

(ee) “Johnsrud Termination Event” has the meaning set forth in Section 6(b).

(ff) “Johnsrud Termination Notice” has the meaning set forth in Section 6(b).

(gg) “Joinder Agreement” has the meaning set forth in Section 4(c)(i).

(hh) “Legal Proceeding” means any judicial, administrative or arbitral action, suit, or proceeding.

(ii) “Liabilities” means any debts, liabilities, commitments, obligations, duties, or responsibilities of any kind and description whether accrued, unliquidated, absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown, or matured or unmatured, or any other nature, whether due or to become due and regardless of when asserted or whether it is accrued or required to be accrued or disclosed pursuant to GAAP.

(jj) “Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder, limited liability member, or similar agreement or encumbrance.

(kk) “Management Incentive Plan” has the meaning set forth in the Term Sheet.

(ll) “Material Adverse Change” or “Material Adverse Effect” means any one or more changes, events, occurrences, or effects, which individually or together with any other changes, events, occurrences, or effects, have or result in, or would be reasonably likely to have or result in, any material adverse change to or effect on the business, prospects, results of operations, liabilities, finances, properties, assets, or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, excluding any changes affecting (i) economic or financial market conditions generally; and (ii) the oil and gas industries generally, unless these changes have a disproportionate effect on the Company.

(mm) “New First Lien Term Loan” has the meaning set forth in the Term Sheet.

(nn) “NFLTL Credit Agreement” means the credit agreement, in form and substance acceptable to the Requisite Supporting Noteholders and consistent with the Operative Documents, governing the New First Lien Term Loan.

(oo) “New Second Lien Indenture” means the indenture, in form and substance acceptable to the Requisite Supporting Noteholders and consistent with the Operative Documents, governing the New Second Lien Notes.

(pp) “New Second Lien Notes” has the meaning set forth in the Term Sheet.

(qq) “NFLTL Warrants” has the meaning set forth in the Term Sheet.

(rr) “Notes” means the 9.875% Senior Notes issued pursuant to the Indenture.

(ss) “Notes Claims” means all obligations arising under or related to the Notes.

(tt) “Notes Equity Conversion” means the equity conversion transaction in which shares of Common Stock of the Company will be issued at the Conversion Price in exchange for the Notes on the terms set forth in the Term Sheet.

(uu) “Noteholders” means the holders of Notes.

(vv) “Nuverra” has the meaning set forth in the Preamble.

(ww) “Operative Documents” has the meaning set forth in the Preliminary Statements.

(xx) “Organizational Documents” means the charter, by-laws, limited liability company agreements, or other governing documents of the Company or its Subsidiaries, as applicable.

(yy) “Pari Passu Intercreditor Agreement” has the meaning set forth in the Term Sheet.

(zz) “Party” has the meaning set forth in the Preamble.

(aaa) “Penny Warrants” has the meaning set forth in the Term Sheet.

(bbb) “Permitted Liens” has the meaning set forth in the Indenture.

(ccc) “Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a governmental or regulatory authority, or any legal entity or association.

(ddd) “Registration Statement” means a registration statement filed under the Securities Act (together with any documents incorporated by reference therein and all exhibits thereto).

(eee) “Required Lenders” has the meaning set forth in the Term Sheet.

(fff) “Requisite Supporting Noteholders” means, as of any date of determination, the Supporting Noteholders who own or control as of such date at least two-thirds of the aggregate outstanding principal amount of claims under the Notes held by the Supporting Noteholders.

(ggg) “Restructuring Transaction” has the meaning set forth in the Preliminary Statements.

(hhh) “Restructuring Documents” means all agreements and instruments (including all exhibits, schedules, supplements, appendices, annexes, and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, the Operative Documents and/or the Restructuring Transaction, each in form and substance acceptable to the Company and the Requisite Supporting Noteholders, including, but not limited to, any documentation relating to the Facility Amendment, the New First Lien Term Loan, the New Second Lien Notes, the Second Lien Intercreditor Agreement, the Pari Passu Intercreditor Agreement, the Management Incentive Plan, the post-restructuring organizational documents, the equity holder-related agreements, the warrant agreements, the registration rights agreements, and any other documents and/or agreements relating to any of the foregoing to be executed on or before the Effective Date in accordance with the terms set forth in the Operative Documents.

(iii) “Restructuring Support Effective Date” has the meaning set forth in Section 12.

(jjj) “Restructuring Support Period” means, with reference to any Party, the period commencing on the Restructuring Support Effective Date and ending on the earlier of (i) the Effective Date; and (ii) the date on which this Agreement is terminated with respect to such Party in accordance with Section 6 hereof.

(kkk) “SEC” means the Securities and Exchange Commission.

(lll) “Second Lien Intercreditor Agreement” has the meaning set forth in the Term Sheet.

(mmm) “Securities Act” means the Securities Act of 1933, as amended.

(nnn) “Subsidiary” means, as to any Person, any other Person of which a majority of the outstanding voting securities or other voting Equity Interests are owned, directly or indirectly, by such Person.

(ooo) “Subsidiary Guarantors” has the meaning set forth in the Preamble.

(ppp) “Supporting Noteholder” has the meaning set forth in the Preamble.

(qqq) “Supporting Noteholders’ Advisors” means Fried, Frank, Harris, Shriver & Jacobson LLP as legal advisor to, individually, each of Ascribe Capital LLC, Gates Capital Management, Inc., and Phoenix Investment Adviser LLC.

(rrr) “Supporting Party” has the meaning set forth in the Preamble.

(sss) “Supporting Parties’ Advisors” means the Supporting Noteholders’ Advisor and Haynes and Boone, LLP as legal advisor to Johnsrud.

(ttt) “Supporting Noteholder Termination Event” has the meaning set forth in Section 6(a).

(uuu) “Supporting Noteholder Termination Notice” has the meaning set forth in Section 6(a).

(vvv) “Tax Authority” means the Internal Revenue Service and any state, local, or foreign government, agency or instrumentality, charged with the administration of any Applicable Law relating to Taxes.

(www) “Tax” means (i) all federal, state, local, or foreign taxes, charges, fees, imposts, levies, or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property, taxes, customs duties, fees, assessments, and charges of any kind whatsoever imposed by a governmental authority; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i).

(xxx) “Term Sheet” has the meaning set forth in the Preamble.

(yyy) “Transaction Expenses” means all reasonable, documented, and invoiced fees and out-of-pocket expenses incurred by the Supporting Noteholders, including the reasonable, documented, and invoiced fees and out-of-pocket expenses of the Supporting Parties’ Advisors incurred in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation, and enforcement of the Operative Documents, the Restructuring Documents, and the Restructuring Transactions.

(zzz) “Transfer” has the meaning set forth in Section 4(c)(i).

(aaaa) “Transferee” has the meaning set forth in Section 4(c)(i).

(bbbb) “Trustee” means The Bank of New York Mellon Trust Company, N.A., in its capacity as indenture trustee under the Notes.

Unless otherwise specified, references in this Agreement to any Section or clause refer to such Section or clause as contained in this Agreement. The words “herein”, “hereof”, and “hereunder” and other words of similar import in this Agreement refer to this Agreement as a whole, and not to any particular Section or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter genders. The words “including”, “includes”, and “include” shall each be deemed to be followed by the words “without limitation”.

Section 3. Proposed Restructuring.

(a) The Company and the Supporting Parties have agreed to implement the Restructuring Transaction for the Company in accordance with, and subject to the terms and conditions set forth in the Operative Documents. The Restructuring Transaction requires pursuing an out-of-court restructuring and recapitalization transaction on the terms and conditions set forth in the Operative Documents and the Restructuring Documents.

(b) Each of the Restructuring Documents shall be consistent in all respects with, and shall contain, the terms and conditions set forth in the Operative Documents and shall otherwise be in form and substance acceptable to the Company and the Supporting Parties.

Section 4. Agreements of the Supporting Parties.

(a) Support of Restructuring Transaction. Each of the Supporting Parties agrees that, for the duration of the Restructuring Support Period, such Supporting Party shall (including directing the Trustee, as necessary; provided, however, that no

Supporting Party shall be required to provide an indemnification or incur any liability in connection with any such direction:

(i) support the consummation of the Restructuring Transaction, validly and timely tender 100% of the Notes held by such Supporting Party into the Exchange Offer (or, in the case of Johnsrud, irrevocably tender the Johnsrud Notes in the Notes Equity Conversion) in accordance with the terms set forth on the Term Sheet and, to the extent reasonably necessary, timely vote or cause to be voted in accordance with the applicable procedures set forth in the Indenture or Applicable Law all Claims and Interests now or hereafter beneficially owned by such Supporting Party or for which it now or hereafter serves as the nominee, investment manager, or advisor for beneficial holders thereof, as applicable, to effect the Restructuring Transaction out of court;

(ii) not change or withdraw (or seek or cause to be changed or withdrawn) its support for the Restructuring Transaction or any such vote under the Indenture;

(iii) not (A) object to, delay, impede, or take any other action to interfere with implementation of the Restructuring Transaction; (B) take any action, including initiating any Legal Proceedings or enforcing rights as a holder of Claims and Interests, as applicable, that is inconsistent with the Operative Documents or the Restructuring Documents, or that would prevent, interfere with, delay, postpone or impede the implementation or consummation of the Restructuring Transaction; or (C) directly or indirectly seek, propose, support, assist, encourage, solicit, engage in, file or otherwise participate in any negotiations or discussions regarding, vote for, or formulate, any Alternative Transaction;

(iv) (A) support, and take all reasonable actions necessary to facilitate the implementation and consummation of the Restructuring Transaction (including without limitation, approval of the Restructuring Documents); and (B) not take any action that is inconsistent with the implementation or consummation of the Restructuring Transaction; and

(v) timely vote or cause to be voted, to the extent applicable, any Claims and Interests now or hereafter beneficially owned by such Supporting Party or for which it now or hereafter serves as the nominee, investment manager, or advisor for beneficial holders thereof, as applicable, against any Alternative Transaction.

(b) Rights of Supporting Parties Unaffected. Nothing contained herein shall limit (i) the rights of a Supporting Party under any applicable bankruptcy, insolvency, foreclosure, or similar proceeding, so long as the exercise of any such right is not inconsistent with, such Supporting Party’s obligations hereunder; (ii) subject to Section 4(a) and Section 6 hereof, any right of a Supporting Party under (x) the Indenture or Notes and (y) any other applicable agreement, instrument, or document that gives rise to a Supporting Party’s Claims and Interests; (iii) the ability of a Supporting Party to consult with other Supporting Parties or the Company; or (iv) the ability of a Supporting Party to enforce any right, remedy, condition, consent, or approval requirement under this Agreement or any of the Restructuring Documents. Nothing contained in this Agreement shall amend, waive, or modify the Indenture or Notes or constitute the amendment or waiver of any Party’s rights and remedies thereunder.

(c) Transfers.

(i) Each Supporting Noteholder agrees that, for the duration of the Restructuring Support Period, such Supporting Noteholder shall not sell, transfer, loan, issue, pledge, hypothecate, assign, grant, encumber, or otherwise dispose of (including by participation), directly or indirectly, in whole or in part, any Claims and Interests now or hereafter beneficially owned by such Supporting Noteholder or for which it now or hereafter serves as the nominee, investment manager, or advisor for beneficial holders, as applicable, or any option thereon or any right or interest therein (including granting any proxies, depositing any such Claims and Interests into a voting trust, or entering into a voting agreement with respect to any such Claims and Interests) (collectively, a “Transfer”), unless the transferee of such Claims and Interests (the “Transferee”) either (A) is a lender, a trustee, or an agent under such Supporting Noteholder’s credit arrangements in the case of Transfers consisting of pledges, hypothecations, and other encumbrances; (B) is a Supporting Noteholder; or (C) if such Transferee is not a Supporting Noteholder, prior to the effectiveness of such Transfer, such Transferee agrees in writing, for the benefit of the Parties, to become a Supporting Noteholder and to be bound by all of the terms of this Agreement applicable to a Supporting Noteholder (including with respect to any and all Claims and Interests the Transferee already may then or subsequently own or control) by executing a joinder agreement, substantially in the form attached hereto as Exhibit B (each, a “Joinder Agreement”), and by delivering an executed copy thereof to the Company (in accordance with the notice provisions set forth in Section 22 hereof and prior to the effectiveness of such Transfer), in which event (x) the Transferee shall be deemed to be a Supporting Noteholder hereunder with respect to all of its owned or controlled Claims and Interests and (y) from and after the delivery of such executed copy of such Joinder Agreement to the Company (in accordance with the notice provisions set forth in Section 22 hereof and prior to the effectiveness of such Transfer), the transferor Supporting Noteholder shall be deemed to relinquish its rights, and be released from its obligations, under this Agreement to the extent of the transferred Claims and Interests; provided, that in no event shall any such Transfer relieve a Party hereto from liability for its breach or non-performance of its obligations hereunder prior to the date of delivery of such Joinder Agreement; and provided, further, that each Supporting Noteholder agrees that, if it has transferred some or all of the Claims and Interests and such Transferee is not authorized to vote any and all such Claims and Interests under Applicable Law, it shall vote such Claims and Interests on behalf of such Transferee in a manner consistent with this Agreement and the obligations under Section 4(a) hereof. Each Supporting Noteholder agrees that any Transfer of any

Claims and Interests that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the Company and each other Supporting Party shall have the right to enforce the voiding of such Transfer and the terms hereof. The restrictions of this paragraph shall not apply to any Transfers from a Supporting Noteholder to a Person that controls, is controlled by, or is under common control with such Supporting Noteholder, whether such control is derived from equity ownership, contractual authority or otherwise; provided, that such Person shall automatically be deemed to be subject to the provisions of this Agreement as a Supporting Noteholder and any Transfer of any Claims and Interests to any such Person that is not subject to the provisions of this Agreement shall be deemed void ab initio, and the Company and each other Supporting Noteholder shall have the right to enforce the voiding of such Transfer and the terms hereof.

(ii) Johnsrud agrees that, for the duration of the Restructuring Support Period, Johnsrud shall not sell, transfer, loan, issue, pledge, hypothecate, assign, grant, encumber, or otherwise dispose of (including by participation), directly or indirectly, in whole or in part, any Claims and Interests now or hereafter beneficially owned by Johnsrud or for which Johnsrud now or hereafter serves as the nominee, investment manager, or advisor for beneficial holders, as applicable, or any option thereon or any right or interest therein (including granting any proxies, depositing any such Claims and Interests into a voting trust, or entering into a voting agreement with respect to any such Claims and Interests). Johnsrud agrees that any Transfer of any Claims and Interests that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the Company and each Supporting Noteholder shall have the right to enforce the voiding of such Transfer and the terms hereof.

(d) Additional Claims and Interests. In the event that any Supporting Party or any Affiliate of a Supporting Party acquires additional Claims and Interests, as applicable, such Supporting Party or Affiliate agrees that all such Claims and Interests shall automatically and immediately become subject to the provisions of this Agreement.

Section 5. Agreements of the Company.

(a) Affirmative Covenants. Subject to Section 24(a) hereof, the Company, jointly and severally, agrees that, for the duration of the Restructuring Support Period, unless otherwise consented to or waived in writing by the Requisite Supporting Noteholders, the Company shall use reasonable efforts to:

(i) (A) support, pursue, and take in good faith all reasonable actions necessary to facilitate and cause the implementation and consummation of the Restructuring Transaction, including negotiating in good faith to obtain the consent and cooperation of the Required Lenders with respect to the Restructuring Transaction, and within the time frames contemplated by this Agreement (including within the deadlines set forth in Section 6); and (B) otherwise satisfy the conditions set forth in the Operative Documents and Restructuring Documents;

(ii) subject to prior entry into a reasonably acceptable confidentiality agreement between the Company and the applicable Supporting Noteholder, provide to the Supporting Noteholders and the Supporting Noteholders’ Advisors and their respective representatives, and direct their employees, officers, advisors, and other representatives to provide the applicable Supporting Noteholder and the Supporting Noteholders’ Advisors and their respective representatives with, (A) reasonable access (without any material disruption to the conduct of the Company’s businesses) during normal business hours to the properties, books, contracts, and records of the Company and its Subsidiaries; (B) reasonable access to the employees, consultants, management, and advisors of the Company for the purposes of evaluating the Company’s assets, liabilities, operations, businesses, finances, strategies, prospects, and affairs; and (C) timely and reasonable responses to all reasonable diligence requests;

(iii) promptly notify the Supporting Parties of any breach by the Company of which the Company has knowledge in respect of any of the obligations, representations, warranties, or covenants set forth in this Agreement by furnishing written notice to the Supporting Parties’ Advisors within one (1) Business Day of actual knowledge of such breach;

(iv) promptly notify the Supporting Parties of (A) the occurrence, or failure to occur, of any event of which the Company is aware which occurrence or failure would be likely to cause any condition precedent in the Operative Documents or the Restructuring Documents not to occur or become impossible to satisfy; (B) receipt of any written notice from any third party alleging that the consent of such party is or may be required in connection with the Restructuring Transaction; (C) any notice or other communication from any governmental authority in connection with the Restructuring Transaction; and (D) any action commenced, or, to the knowledge of such party, threatened, relating to or involving or otherwise affecting the transactions contemplated by the Restructuring Transaction;

(v) preserve its businesses and assets, other than those assets to be sold, as identified in Schedule I attached hereto, maintain its operating assets in their present condition (ordinary wear and tear excepted), and maintain its existing insurance coverage; and

(vi) conduct their respective businesses in the ordinary course consistent with past practice.

(b) No Obligation to Execute Documents Materially Conflicting with Term Sheet. Notwithstanding anything contained in this Agreement to the contrary, nothing herein shall obligate the Company to execute any agreement or document that materially conflicts with this Agreement or the Term Sheet and any exhibits thereto.

(c) Negative Covenants. Subject to Section 24(a) hereof, the Company, jointly and severally, agrees that, for the duration of the Restructuring Support Period, unless otherwise consented to in writing by the Requisite Supporting Noteholders or as required or necessary in connection with the Restructuring Transaction, the Company shall not, directly or indirectly, do any of the following:

(i) (A) object to, delay, impede, or take any other action to interfere with implementation of the Restructuring Transaction; or (B) take any action, including initiating any Legal Proceedings, that is inconsistent with the Operative Documents or the Restructuring Documents, or that would prevent, interfere with, delay, postpone, or impede the implementation or consummation of the Restructuring Transaction;

(ii) seek, propose, support, assist, encourage, solicit, engage in, file, or otherwise participate in any negotiations or discussions regarding or vote for any Alternative Transaction;

(iii) (A) publicly announce its intention not to pursue the Restructuring Transaction; (B) suspend or revoke the Restructuring Transaction; or (C) execute any Restructuring Documents (including any modifications or amendments thereof) that are inconsistent in any material respect with the Operative Documents;

(iv) commence an avoidance action or other Legal Proceeding (or consent to any other Person obtaining standing to commence any such avoidance action or other legal proceeding) that challenges the validity, enforceability, or priority of the Notes held by any Supporting Party;

(v) except with the potential sale of assets as set forth in Schedule I attached hereto, sell, assign, transfer, lease, encumber, or otherwise dispose of any assets, properties, securities it holds, or businesses other than in the ordinary course of business consistent with past practice or make any acquisition of any assets, properties, securities, or businesses, whether by merger, stock or asset purchase, or otherwise, or enter into a binding contract with respect to any of the foregoing actions, other than the sale or acquisition of assets (but excluding assets constituting a going concern or business) necessary to conduct its business in the ordinary course consistent with past practice;

(vi) except in connection with the compensation of new hires in the ordinary course, issue, deliver, redeem or sell or enter into any Contract to issue, deliver, redeem, or sell (A) any of its Equity Interests; or (B) any options, warrants, rights of conversion, or other rights, agreements, arrangements, commitments, or obligations to issue, deliver, or sell any of its Equity Interests;

(vii) make, declare, set aside, or pay any dividend or other distributions in respect of any of its Equity Interests, except that any Subsidiary may pay any dividend or make any distribution to the Company;

(viii) incur any Indebtedness or Liens or repay or refinance any Indebtedness, each except in the ordinary course consistent with past practice;

(ix) effect any recapitalization, reclassification, stock split, or like change in capitalization;

(x) make any Tax election, enter into any Contract with respect to Taxes (other than customary contracts that do not principally relate to Taxes), file any amended Tax return or any Tax return inconsistent with past practice, take any other action with respect to Taxes that is outside of the ordinary course of business, or settle or compromise any Tax liability (other than any of the foregoing that are immaterial in nature or required by Law);

(xi) withdraw or terminate the Exchange Offer except in the event that (A) on any day while the Exchange Offer is outstanding, any of the conditions to the consummation of the Restructuring Transaction would no longer be able to be satisfied (and would not be susceptible to cure or redress using commercially reasonable efforts) or waived in accordance with the Operative Documents; or (ii) this Agreement is terminated by the Requisite Supporting Noteholders, Johnsrud, or the Company pursuant to Section 6 hereof; provided, that the Company shall be obligated to withdraw and validly terminate and not effectuate and close the Exchange Offer if this Agreement is terminated by the Requisite Supporting Noteholders pursuant to Section 6(a) hereof; or

(xii) approve, authorize, or agree (orally or in writing) to take any of the actions identified above.

(d) Listing Obligation. Following the Company meeting all listing requirements, the Company shall use commercially reasonable efforts to have the Common Stock authorized for listing on the New York Stock Exchange

(e) Tax Structure. The Company covenants and agrees that the tax structure of the Restructuring Transaction contemplated by the Operative Documents and the Restructuring Documents, including the utilization or preservation of any tax attributes or benefits (by election or otherwise) and the treatment of the Restructuring Transaction to the Parties, shall be mutually agreed by the Requisite Supporting Noteholders and the Company acting reasonably and in good faith; provided, that the Company covenants and agrees that the tax characterization of the Notes and New Second Lien Notes and the tax treatment of any deemed exchange of the Notes for the New Second Lien Notes pursuant to the Exchange Offer shall be determined by the Requisite Supporting Noteholders.

Section 6. Termination of Agreement.

(a) Supporting Noteholder Termination Events. Upon written notice (the “Supporting Noteholder Termination Notice”) from the Requisite Supporting Noteholders delivered in accordance with Section 22 hereof, the Requisite Supporting Noteholders may terminate this Agreement at any time after the occurrence, and during the continuation, of any of the following events (each, a “Supporting Noteholder Termination Event”):

(i) the breach in any material respect by the Company or Johnsrud of any of their respective covenants, obligations, representations, or warranties contained in the Operative Documents or the Restructuring Documents, and, to the extent such breach is curable, such breach remains uncured for a period of five (5) Business Days from the earlier of (x) knowledge of such breach by the Company or Johnsrud, as the case may be; and (y) the date the Company or Johnsrud, as the case may be, receives a Supporting Noteholder Termination Notice;

(ii) the issuance by any governmental authority, including the SEC or any other regulatory authority or court of competent jurisdiction, of any ruling, decision, judgment, or order enjoining or otherwise preventing the consummation of a material portion of the Restructuring Transaction or requiring the Company to take actions inconsistent in any material respect with the Operative Documents or the Restructuring Documents, unless such ruling, judgment, or order has been stayed, reversed, or vacated within five (5) Business Days after the date of such issuance; provided, however, that if such issuance has been made at the request of any of the Requisite Supporting Noteholders, then the Requisite Supporting Noteholders shall not be entitled to exercise the Supporting Noteholder Termination Event with respect to such issuance;

(iii) if any condition to closing in Section 9(a) hereof would no longer be able to be satisfied (and would not be susceptible to cure or redress using commercially reasonable efforts);

(iv) the Company or Johnsrud proposes, supports, or publicly announces its intention to pursue or support an Alternative Transaction;

(v) the Company (A) voluntarily files any case under the Bankruptcy Code; (B) becomes a debtor in an involuntary case under the Bankruptcy Code that is not dismissed within sixty (60) days after the commencement thereof; (C) consents to the entry of an order for relief against it in an involuntary case under the Bankruptcy Code; (D) consents to the appointment of a trustee, receiver, assignee, liquidator, or similar official; (E) seeks any arrangement, adjustment, protection, or relief of its debts, (F) makes a general assignment for the benefit of its creditor; or (G) supports any other Person seeking any of the foregoing relief;

(vi) the Company fails to pay any amounts due under the Indenture when due;

(vii) the occurrence of a default or event of default under the Indenture or the Credit Agreement, to the extent not waived in accordance with the terms thereof;

(viii) the Company files or executes any Restructuring Documents that is inconsistent with the Operative Documents or is not otherwise in form and substance reasonably acceptable to the Supporting Noteholders;

(ix) on March 18, 2016, if the Company has not commenced the Exchange Offer in accordance with the terms of the Term Sheet;

(x) on April 19, 2016, if at least ninety-five percent (95%) in principal amount of the outstanding Notes (excluding the Johnsrud Notes) have not validly tendered into the Exchange Offer or the Company has not received all Consents required pursuant to the Term Sheet; and

(xi) on April 25, 2016, if the Closing Date has not occurred.

(b) Johnsrud Termination Events. Upon written notice (the “Johnsrud Termination Notice”) from Johnsrud delivered in accordance with Section 22 hereof, Johnsrud may terminate this Agreement at any time after the occurrence, and during the continuation, of any of the following events (each, a “Johnsrud Termination Event”):

(i) the breach in any material respect by the Company or by the Requisite Supporting Noteholders of any of their covenants, obligations, representations, or warranties contained in the Operative Documents or the Restructuring Documents, and such breach remains uncured for a period of five (5) Business Days from the date the Company receives a Johnsrud Termination Notice; and

(ii) the issuance by any governmental authority, including the SEC or any other regulatory authority or court of competent jurisdiction, of any ruling, decision, judgment, or order enjoining or otherwise preventing the consummation of a material portion of the Restructuring Transaction or requiring the Company to take actions inconsistent in any material respect with the Operative Documents or the Restructuring Documents, unless such ruling, judgment, or order has been stayed, reversed, or vacated within five (5) Business Days after the date of such issuance; provided, however, that if such issuance has been made at the request of any of Johnsrud, then Johnsrud shall not be entitled to exercise the Johnsrud Termination Event with respect to such issuance.

(c) Company Termination Events. The Company may terminate this Agreement as to all Parties (unless otherwise provided below in this Section 6(c)), upon written notice (the “Company Termination Notice”) delivered in accordance with Section 22 hereof, upon the occurrence, and during the continuation, of any of the following events (each, a “Company Termination Event”):

(i) the breach in any material respect by a Supporting Party of their covenants, obligations, representations, or warranties contained in this Agreement, which breach remains uncured for a period of five (5) Business Days from the date such Supporting Party receives a Company Termination Notice, provided, that such termination shall only be with respect to such Supporting Party;

(ii) the issuance by any governmental authority, including the SEC or any other regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of a material portion of the Restructuring Transaction, unless, in each case, such ruling, judgment, or order has been issued at the request of the Company, or, in all other circumstances, such ruling, judgment or order has been stayed, reversed, or vacated within five (5) Business Days after such issuance; and

(iii) the board of directors of the Company, after consultation with outside counsel, determines in good faith that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under Applicable Law, including because such board’s fiduciary obligations require it to direct such Company to accept a proposal for an Alternative Transaction.

(d) Mutual Termination. This Agreement may be terminated by mutual written agreement among the Company and the Requisite Supporting Noteholders.

(e) Automatic Termination. This Agreement shall automatically terminate upon the Effective Date.

(f) Effect of Termination. Upon the termination of this Agreement in accordance with Section 6(a), Section 6(b), Section 6(c), Section 6(d), and Section 6(e), and except as provided in Section 15 herein, this Agreement shall become void and of no further force or effect, and each Party shall, except as otherwise expressly provided in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Claims and Interests or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under Applicable Law, the Notes, the Indenture, and/or any ancillary documents or agreements thereto; provided, however, that in no event shall any such termination relieve a Party hereto from (i) liability for its breach or non-performance of its obligations hereunder prior to the date of such termination; or (ii) obligations under this Agreement that by their express terms expressly survive termination of this Agreement.

(g) Effect of Supporting Noteholder Termination. In the event the Requisite Supporting Noteholders terminate this Agreement pursuant to Section 6(a) hereof prior to the expiration of the Exchange Offer, immediately upon issuance of the termination notice by the Requisite Supporting Noteholders, each Supporting Noteholder (unless such Supporting Noteholder instructs otherwise) shall be deemed to have withdrawn and revoked such Supporting Noteholder’s tender of its Notes and delivery of related Consents, regardless of whether such termination notice is issued before or after the deadline set in the Exchange Offer for holders to validly withdrawal or revoke any Notes tendered or Consents delivered.

(h) Effect of Johnsrud Termination. In the event Johnsrud terminates this Agreement pursuant to Section 6(a) hereof prior to the expiration of the Exchange Offer, immediately upon issuance of the termination notice by Johnsrud, Johnsrud (unless he instructs otherwise) shall be deemed to have withdrawn and revoked his tender of Notes and delivery of related Consents, regardless of whether such termination notice is issued before or after the deadline set in the Exchange Offer for holders to validly withdrawal or revoke any Notes tendered or Consents delivered.

Section 7. Good Faith Cooperation; Further Assurances; Acknowledgement. Each Party shall cooperate with one another in good faith and shall coordinate their activities with one another (to the extent practicable and subject to the terms hereof) in respect of (a) all matters concerning the implementation of the Restructuring Transaction including negotiations with the Required Lenders; and (b) the pursuit and support of the Restructuring Transaction. Furthermore, subject to the terms hereof, each of the Parties shall take such actions as may be reasonably necessary to carry out the purposes and intent of this Agreement and the Restructuring Transaction and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement and the Restructuring Transaction. In addition, this Agreement does not constitute an offer to issue, sell, tender, or exchange securities to any person, or the solicitation of an offer to acquire, buy, tender, or exchange securities, in any jurisdiction where such offer or solicitation would be unlawful.

Section 8. Representations and Warranties.

(a) Each of the Company, each Supporting Noteholder and Johnsrud, as applicable, severally as to itself only (and not jointly), represents and warrants to the other Parties that the following statements are true and correct as of the date hereof (or as of the date a Supporting Party becomes a party hereto):

(i) the Company and each of the Supporting Noteholders is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate, partnership, limited liability company, or similar power and authority to enter into this Agreement and perform its obligations under, and carry out the Restructuring Transactions, and the execution and delivery of this Agreement by such Party and the performance of such Party’s obligations under this Agreement have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part;

(ii) the execution, delivery and performance by such Party of this Agreement does not and will not, as applicable, (A) violate Applicable Law relevant to it or any of its Subsidiaries or its charter or bylaws (or other similar governing documents), or those of any of its Subsidiaries; or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contract to which it or any of its Subsidiaries is a party; and

(iii) this Agreement is the legally valid and binding obligation of such Party, enforceable in accordance with its terms.

(b) Each Supporting Party severally as to itself only (and not jointly) represents and warrants that, as of the date hereof (or as of the date such Supporting Party becomes a party hereto):

(i) it is the sole beneficial owner of the Claims and Interests, as applicable, set forth below its name on the signature page hereof (or below its name on the signature page of a Joinder Agreement for any Supporting Party that becomes a party hereto after the date hereof), and/or has, with respect to the beneficial owners of such Claims and Interests, (A) full power and authority to vote on, and consent to, matters concerning such Claims and Interests, or to exchange, assign, and Transfer such Claims and Interests; or (B) full power and authority to bind, or act on behalf of, such beneficial owners with respect to such Claims and Interests;

(ii) it has made no prior assignment, sale, participation, grant, encumbrance, conveyance, or other Transfer of, and has not entered into any other agreement to assign, sell, participate, grant, encumber, convey, or otherwise Transfer, in whole or in part, any portion of its right, title, or interests in any Claims and Interests that is inconsistent with the representations and warranties of such Supporting Party herein or would render such Supporting Party otherwise unable to comply with this Agreement and perform its obligations hereunder;

(iii) other than pursuant to this Agreement, the Claims and Interests set forth below its signature hereto are free and clear of any pledge, lien, security interest, charge, encumbrance, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind, that would adversely affect in any way such Supporting Party’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

(iv) it holds or beneficially owns no Claims or Interests that have not been set forth on the signature page hereof (or below its name on the signature page of a Joinder Agreement for any Supporting Party that becomes a party hereto after the date hereof); and

(v) with respect to the NFLTL Warrants and the shares of Common Stock issuable upon exercise thereof, such Supporting Party (A) is a sophisticated investor with respect to the transactions described herein with sufficient knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of owning and investing in the NFLTL Warrants and the shares of Common Stock issuable upon exercise thereof, making an informed decision with respect thereto, and evaluating properly the terms and conditions of this Agreement, and it has made its own analysis and decision to enter in this Agreement; (B) is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act of 1933 (as amended) or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act of 1933 (as amended), or, if a foreign investor, of such similar sophistication; (C) is acquiring the NFLTL Warrants and the shares of Common Stock issuable upon exercise thereof, for its own account and not with a view to the distribution thereof; and (D) has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it deemed appropriate and sufficient.

(c) No Other Representations. Except for the representations and warranties contained in this Section 8(c), no such Supporting Party nor any other Person makes any representation or warranty, express or implied, on behalf of such Supporting Party.

(d) It is understood and agreed that the representations and warranties made by a Supporting Party that is an investment manager of a beneficial owner of Claims and Interests are made with respect to, and on behalf of, such beneficial owner and not such investment manager, and, if applicable, are made severally (and not jointly) with respect to the investment funds, accounts, and other investment vehicles managed by such investment manager.

(e) The Company represents and warrants that, as of the date hereof:

(i) Litigation. Except as otherwise disclosed in the Company Filed SEC Documents (as defined below), there is no proceeding, claim, or investigation pending before any court, regulatory body, tribunal, agency, governmental authority, or regulatory or legislative body or, to the best of the Company’s knowledge, threatened against the Company or any of its properties that, individually or in the aggregate, would reasonably be expected to cause a Material Adverse Change or impair the Company’s ability to perform its covenants and obligations hereunder.

(ii) Capitalization. Except as otherwise disclosed in the Company Filed SEC Documents (as defined below):

(A) All of the outstanding Equity Interests of Nuverra were duly authorized for issuance and validly issued, fully paid, and non-assessable. Except to be issued pursuant to the Operative Documents and Restructuring Documents, there is no existing option, warrant, call, right, or Contract of any character to which Nuverra is a party or as to which Nuverra has knowledge requiring, and there are no securities of Nuverra outstanding which upon conversion or exchange would require, the issuance of any equity interest of Nuverra or other securities convertible into, exchangeable for or evidencing the right to subscribe for Equity Interests of Nuverra.

(B) All of the outstanding Equity Interests of Nuverra’s Subsidiaries were duly authorized for issuance and validly issued, fully paid, and non-assessable. Nuverra owns, directly or indirectly, 100% of the ownership interests in each of its Subsidiaries free and clear of any and all Liens, except for Permitted Liens and Liens arising under the Indenture and/or the Credit Agreement as of the date of this Agreement. There is no existing option, warrant, call, right, or Contract of any character to which any of Nuverra’s Subsidiaries is a party or as to which Nuverra or Nuverra’s Subsidiaries have knowledge requiring, and there are no securities of any of Nuverra’s Subsidiaries outstanding which upon conversion or exchange would require, the issuance of any Equity Interests of any of Nuverra’s Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Interests of any of Nuverra’s Subsidiaries.

(iii) Neither Nuverra nor any of its Subsidiaries is in material breach of, or default under, any Debt Document, and there exists no event of default or circumstance that would, with the passage of time or the giving of notice or both, result in a default or event of default, under any Debt Document, except as disclosed in writing to the Supporting Noteholders prior to the date of the Agreement.

(iv) Company Filed SEC Documents. The Company has filed with or furnished to the SEC, on a timely basis, all forms, reports, statements, certifications, schedules, and other documents required to be filed (or that would be required to be filed if the Company were subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act) with the SEC or furnished to the SEC by the Company since January 1, 2013, under the Securities Act or the Exchange Act (all such forms, reports, statements, certifications, schedules, and other documents filed, together with any documents so filed or furnished during such period on a voluntary basis, as the same may have been amended since their filing, collectively, the “Company Filed SEC Documents”). As of their respective dates, the Company Filed SEC Documents (as amended, if applicable) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed or furnished. At the time filed with or furnished to the SEC (or if amended prior to the date hereof, as of the date of such amendment), none of the Company Filed SEC Documents (as amended, if applicable) contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company Filed SEC Documents (including the related notes and schedules thereto) presented fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates and for the periods reflected therein in accordance with GAAP, subject, in the case of financial statements other than the Company’s audited annual financial statements, to year-end adjustments, and the absence of footnotes. As of the date of this Agreement, there are no outstanding unresolved comments received from the staff of the SEC with respect to the Company Filed SEC Documents. As of the date of this Agreement, to the knowledge of the Company, none of the Company Filed SEC Documents is the subject of ongoing SEC review or investigation. None of the Company’s Subsidiaries is required to file periodic reports with the SEC.

(v) Authorized Common Stock. Prior to or at Closing Date, (A) the shares of common stock of the Company (the “Common Stock”) issuable upon conversion of the Penny Warrants have been duly authorized and reserved for issuance and, if issued upon conversion of the Penny Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable; (B) the issuance of the Penny Warrants and the Common Stock issuable upon conversion of the Penny Warrants are not subject to any preemptive or similar rights; and (C) no shareholder vote is required for the issuance of the Penny Warrants and the issuance of the Common Stock issuable upon the conversion of the Warrants. As of the date of this Agreement, there are 28,818,917 shares of Common Stock that are authorized, unissued, and unreserved.

(vi) Freely Tradable. On the Closing Date, (A) the New Second Lien Notes and the Exchange Warrants shall be, and the common stock upon issuance following a cashless exercise of the Exchange Warrants, would be, freely tradable securities, except those New Second Lien Notes and Exchange Warrants (and the common stock upon issuance following a cashless exercise of the Exchange Warrants) that are held by an Affiliate of Nuverra or any person who was an Affiliate of Nuverra 90 days immediately before the Closing Date; and (B) neither the New Second Lien Notes or the Exchange Warrants (and the common stock upon issuance following a cashless exercise of the Exchange Warrants) shall bear any restrictive legend.

(vii) Other Liabilities. The Company does not have any non-de minimis Liabilities except for (A) Liabilities or obligations reflected or reserved against in the most recent audited and unaudited consolidated financial statements included in the most recent Company Filed SEC Documents filed by the Company; and (B) Liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the latest balance sheet included in the Company Filed SEC Documents.

(viii) Valid Obligations. The Restructuring Documents will constitute valid and binding obligations of the Company enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(ix) Registration Exemption. Subject to the compliance by the participants with the procedures in the Operative Documents and Restructuring Documents in connection with the Exchange Offer, the New Second Lien Notes and the Penny Warrants and the common stock issuable upon exercise of the Penny Warrants will (A) qualify for and be issued pursuant to and in compliance with an applicable exemption from registration under the Securities Act; and (B) be issued and granted in compliance with all applicable state securities laws or other Applicable Law.

(x) Filings. Except as contemplated by Section 15(b), the execution, delivery, and performance by the Company of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action of, with or by, any federal, state, or governmental authority, regulatory body, or commission, except such filings as may be necessary or required under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended or any rule or regulation promulgated thereunder (the “Exchange Act”) or the Trust Indenture Act of 1939, as amended, and any applicable “blue sky” laws.

(xi) New Second Lien Notes. The New Second Lien Notes to be issued by the Company will, on the Closing Date, be in the form contemplated by the New Second Lien Notes Indenture, will have been duly authorized for issuance and sale pursuant to this Agreement and the New Second Lien Notes Indenture and will have been duly executed by the Company and, when authenticated in the manner provided for in the New Second Lien Notes Indenture and delivered to the Supporting Noteholders in connection with the Exchange Offer, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and will be entitled to the benefits of the New Second Lien Notes Indenture. The guarantees of the New Second Lien Notes on the Closing Date will be in the form contemplated by the New Second Lien Notes Indenture and will have been duly authorized for issuance pursuant to this Agreement and the New Second Lien Notes Indenture; the guarantees of the New Second Lien Notes, on the Closing Date, will have been duly executed by each of the guarantors and, when the New Second Lien Notes have been authenticated in the manner provided for in the New Second Lien Notes Indenture and issued and delivered to the Supporting Noteholders in connection with the Exchange Offer, the guarantees of the New Second Lien Notes will constitute valid and binding agreements of the guarantors, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(xii) NFLTL Credit Agreement. The New First Lien Term Loan will, on the Closing Date, be in the form contemplated by the NFLTL Credit Agreement and the NFLTL Credit Agreement will have been duly authorized and executed by the Company and, when authenticated in the manner provided for in the NFLTL Credit Agreement, will constitute a valid and binding obligation of the

Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles. The guarantees of the New First Lien Term Loan on the Closing Date will be in the form contemplated by the NFLTL Credit Agreement and will have been duly authorized for issuance pursuant to this Agreement and the NFLTL Credit Agreement; the guarantees of the New First Lien Term Loan, on the Closing Date, will have been duly executed by each of the guarantors and the guarantees of the New First Lien Term Loan will constitute valid and binding agreements of the guarantors, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(xiii) Net Operating Losses. As of December 31, 2014, the Company had not less than approximately $333 million of net operating loss carryforwards for U.S. federal income tax purposes, of which not less than approximately $215 million were available taking into account the existing limitation under section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the ownership change under section 382 of the Code that occurred on November 30, 2012 (“2012 Ownership Change”). The Company estimates that the annual limitation under section 382 of the Code with respect to the 2012 Ownership Change for the 2015 year was approximately $50 million and that the Company’s net operating loss for the 2015 year was approximately $72 million. The Company estimates that the annual limitation under section 382 of the Code with respect to the 2012 Ownership Change for the 2016 year will be approximately $50 million (for this purpose, not taking into account any ownership change under section 382 of the Code that may occur in connection with the Restructuring Transactions). The Company has had no ownership changes under section 382 of the Code since the 2012 Ownership Change, not taking into account any ownership change under section 382 of the Code that may occur in connection with the Restructuring Transaction.

Section 9. Conditions to Closing.

(a) Conditions Precedent to Obligations of the Supporting Noteholders. The obligation of the Supporting Noteholders to consummate the Exchange Offer and the Restructuring Transactions to be consummated on the Closing Date is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Requisite Supporting Noteholders in whole or in part to the extent permitted by Applicable Law):

(i) the representations and warranties of the Company and Johnsrud set forth in the Operative Documents and the Restructuring Documents shall be true and correct, in each case, on and as of the date hereof and the Closing Date as if made on and as of the Closing Date (it being understood that, for the avoidance of doubt, (A) such representations and warranties may be qualified by disclosure schedules related thereto and may be qualified by materiality; and (B) to the extent that such representations and warranties relate solely to an earlier date, such representations and warranties shall be true and correct as of such earlier date);

(ii) the Company and Johnsrud shall have performed and complied in all material respects with all obligations, covenants, and agreements required by the Operative Documents and the Restructuring Documents to be performed or complied with by them on or prior to the Closing Date;

(iii) the Company and Johnsrud shall have delivered or paid, or caused to be delivered or paid, all of the items set forth in the Operative Documents and the Restructuring Documents to be delivered or paid by the Company or Johnsrud to the respective Parties designated therein;

(iv) immediately prior to the Closing Date, the Company shall have delivered to the Supporting Noteholders a revised liquidity forecast that is materially consistent with the liquidity forecast the Company delivered to the Supporting Noteholders on March 7, 2016;

(v) all conditions to the Restructuring Transaction set forth in the Term Sheet shall have been satisfied or expressly waived;

(vi) there shall not be in effect any order by a governmental authority of competent jurisdiction restraining, enjoining, or otherwise prohibiting the consummation of the Restructuring Transaction;

(vii) to the extent that the Company or the Requisite Supporting Noteholders determine that a filing or filings is required under Applicable Law in connection with the transactions contemplated by the Restructuring Transaction, such filing or filings shall have been delivered to and received by the relevant government authority with which the filing or filings is required to be made;

(viii) the Exchange Offer shall have expired in accordance with its terms, with (A) the Company having received valid tenders of ninety-five percent (95%) of principal amount of outstanding Notes (excluding the Johnsrud Notes) in the Exchange Offer, or such lesser percentage as agreed by the Requisite Supporting Noteholders; (B) the Company having received all of the necessary Consents; and (C) all interest due on the Notes shall have been paid when due in cash in accordance with the Indenture and all interest accrued on the Notes through the Closing Date shall be paid in cash on the Closing Date;

(ix) Johnsrud shall have irrevocably tendered the Johnsrud Notes to the Company and paid the $5,000,000 cash deposit in accordance with the terms of the Term Sheet;

(x) the Restructuring Documents shall be in form and substance reasonably acceptable to the Requisite Supporting Noteholders, and shall have been reviewed and expressly approved by the Requisite Supporting Noteholders in their reasonable discretion;

(xi) the Restructuring Documents (other than the Exchange Offer documents) shall have been executed by all parties thereto (other than the Requisite Supporting Noteholders);

(xii) no Material Adverse Change shall have occurred since the date hereof; and

(xiii) the Company shall have paid, by wire transfer of immediately available funds, all of the Supporting Parties’ Advisors’ Transaction Expenses incurred through the Closing Date plus a reasonable retainer on account of the Supporting Noteholders’ Transaction Expenses to be incurred through the Effective Date, subject to an aggregate cap of $200,000 for the Johnsrud Advisors’ Transaction Expenses.

(b) Conditions Precedent to Obligations of the Company. The obligation of the Company to consummate the Restructuring Transaction is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by Applicable Law):

(i) the representations and warranties of the Requisite Supporting Noteholders and Johnsrud set forth in the Operative Documents and the Restructuring Documents shall be true and correct, in each case, on and as of the date hereof and the Closing Date as if made on and as of the Closing Date (it being understood that, for the avoidance of doubt, (A) such representations and warranties may be qualified by disclosure schedules related thereto and may be qualified by materiality; and (B) to the extent that such representations and warranties relate solely to an earlier date, such representations and warranties shall be true and correct as of such earlier date);

(ii) each Requisite Supporting Noteholder and Johnsrud shall have performed and complied in all material respects with all obligations, covenants, and agreements required by the Operative Documents and the Restructuring Documents to be performed or complied with by them on or prior to the Closing Date;

(iii) there shall not be in effect any order by a governmental authority of competent jurisdiction restraining, enjoining, or otherwise prohibiting the consummation of the Restructuring Transaction; and

(iv) the Restructuring Documents shall be in form and substance reasonably acceptable to the Company.

(c) Change of Control. To the extent that any Restructuring Transaction would trigger a “change of control” payment or similar payment payable to any employee of the

Company, all such employees shall permanently waive such payment only for the purposes of the Restructuring Transaction.

(d) Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 9 if such failure was materially caused by such Party’s failure to comply with any provision of this Agreement.

Section 10. Amendments and Waivers. Except as provided in Section 6(a), the Operative Documents may not be modified, amended, or supplemented except in a writing signed by the Company and the Requisite Supporting Noteholders; provided, however, that, notwithstanding any provision herein to the contrary, if any such amendment, modification, waiver, or supplement would adversely affect any of the rights or obligations (as applicable) of any Supporting Party in a manner that is different or disproportionate in any material respect from the effect on the rights or obligations (as applicable) of Supporting Parties generally, or if any such amendment, modification, waiver, or supplement would impose any cost or liability upon any Supporting Party, such amendment, modification, waiver, or supplement shall also require the written consent of such affected Supporting Party. In determining whether any consent or approval has been given or obtained by the Requisite Supporting Noteholders, any then-existing Supporting Noteholder that is in material breach of its covenants, obligations, or representations under this Agreement shall be excluded from such determination.

Section 11. Transaction Expenses. So long as this Agreement has not been terminated and this Agreement remains in full force and effect, within fifteen (15) days of receipt of an invoice, the Company shall reimburse the Supporting Parties’ Advisors for all Transaction Expenses, subject to an aggregate cap of $200,000 for the Johnsrud Advisors’ Transactions Expenses.

Section 12. Effectiveness. This Agreement shall become effective and binding upon each Party upon the delivery of duly authorized and executed signature pages hereto by (a) Nuverra; (b) the Subsidiary Guarantors; (c) Johnsrud; and (d) the Requisite Supporting Noteholders (the “Restructuring Support Effective Date”).

Section 13. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT, DISPUTE, OR PROCEEDING ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, AND THE PARTIES HERETO IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURTS AND WAIVE ANY OBJECTIONS AS TO VENUE OR INCONVENIENT FORUM. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN

ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14. Specific Performance/Remedies. Subject to the Parties’ termination rights provided herein, each Party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause other Parties to sustain damages for which such Parties would not have an adequate remedy at law for money damages, and therefore each Party agrees that in the event of any such breach, in addition to any other remedy to which such nonbreaching Party may be entitled, at law or in equity, such nonbreaching Party shall be entitled, to the extent available, to the remedy of specific performance of such covenants, including without limitation, to seek the order of any court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. Each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

Section 15. Disclosure; Publicity.

(a) All public statements, in whatever form, regarding the Restructuring Transaction, shall be in form and substance reasonably acceptable to the Requisite Supporting Noteholders. The Company shall submit drafts to counsel of each Supporting Party of any press releases, public documents, and any and all filings with the SEC that (i) constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) Business Days prior to making any such disclosure; or (ii) any other disclosure that includes descriptions of the Restructuring Transaction or any Supporting Party and shall negotiate any proposed changes thereto in good faith.

(b) Upon execution of this Agreement, unless such information is otherwise publicly disseminated by means acceptable to the Requisite Supporting Noteholders, the Company shall file a Form 8-K, in accordance with applicable SEC regulations, which shall attach this Agreement and the Term Sheet and which shall also include all additional information previously received by the Supporting Noteholders necessary to permit the Supporting Noteholders to trade in the Company’s securities. Following execution of this Agreement, upon receipt by the Supporting Noteholders of any additional information provided by the Company, unless such information is otherwise publicly disseminated by means acceptable to the Requisite Supporting Noteholders, the Company shall promptly file, and in no event later than the Closing Date, in a Form 8-K in accordance with applicable SEC regulations all such information necessary to permit the Supporting Noteholders to trade in the Company’s securities.

Section 16. Survival. Notwithstanding the termination of this Agreement pursuant to Section 6 hereof, the agreements and obligations of the Parties in this Section 16 and Section 5(d), Section 6(f), Section 11 (to the extent of accrued, outstanding obligations and for no other reason), Section 14, Section 15, Section 18, Section 19, Section 20, Section 23, Section 24, Section 25, Section 26, and Section 27 hereof and the last paragraph of Section 2 shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.

Section 17. Headings. The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

Section 18. Successors and Assigns; Severability; Several Obligations. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators, and representatives; provided, however, that nothing contained in this Section 18 shall be deemed to permit sales, assignments, or other Transfers of the Claims and Interests other than in accordance with Section 4(b) of this Agreement. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect; provided, however, that nothing in this Section 18 shall be deemed to amend, supplement, or otherwise modify, or constitute a waiver of, any Supporting Noteholder Termination Event or any Company Termination Event.

Section 19. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other Person shall be a third-party beneficiary hereof.

Section 20. Prior Negotiations; Entire Agreement. This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and any Supporting Party shall continue in full force and effect.

Section 21. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile, e-mail, or otherwise, which shall be deemed to be an original for the purposes of this Section 21. Without in any way limiting the provisions hereof, additional Supporting Parties may elect to become Parties by executing and delivering to the Company a counterpart hereof. Such additional holder shall become a Party to this Agreement in accordance with the terms of this Agreement.

Section 22. Notices. All notices, requests, demands, document deliveries, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, provided or made (a) when delivered personally; (b) when sent by electronic mail (“e-mail”); or (c) one Business Day after deposit with an overnight courier service, with postage prepaid to the Parties at the following addresses or e-mail addresses (or at such other addresses or e-mail addresses for a Party as shall be specified by like notice):

If to the Company:

Nuverra Environmental Solutions, Inc.

14624 North Scottsdale Road, Suite 300

Scottsdale, AZ 35254

Attn: Joe Crabb

Phone: 602-903-7407

joe.crabb@nuverra.com

with a copy to (which shall not constitute notice):

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attn:	Douglas Bartner, Esq.
Phone:	212-848-8190
Fax:	646-848-8190

douglas.bartner@shearman.com

If to the Supporting Noteholders:

To each Supporting Noteholder at the addresses or e-mail addresses set forth below the Supporting Noteholders’ signature page to this Agreement (or to the signature page to a Joinder Agreement in the case of any Supporting Noteholder that becomes a party hereto after the Restructuring Support Effective Date).

with a copy (which shall not constitute notice) to the Supporting Noteholders’ Advisors at:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attn:	Brad Eric Scheler, Esq.
Jennifer L. Rodburg, Esq.
Phone:	212-859-8019
Fax:	212-859-4000

brad.scheler@friedfrank.com

jennifer.rodburg@friedfrank.com

If to Johnsrud:

To Johnsrud at the address or e-mail address set forth below Johnsrud’s signature page to this Agreement.

with a copy (which shall not constitute notice) to Johnsrud’s Advisors at:

Haynes & Boone, LLP

1221 McKinney Street

Suite 2100

Houston, Texas 77010

Attn: Chris Wolfe

Phone: 713-547-2024

Fax: 713-236-5616

chris.wolfe@haynesboone.com

Section 23. Reservation of Rights; No Admission. Subject to and except as expressly provided in this Agreement or in any amendment thereof agreed upon by the Parties pursuant to the terms hereof, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its claims against any of the other Parties (or their respective Affiliates or Subsidiaries). Without limiting the foregoing sentence in any way, if the Restructuring Transaction is not consummated, or if this Agreement is terminated for any reason, nothing in this Agreement shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses, and the Parties expressly reserve any and all of their respective rights, remedies, claims, and defenses. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other Applicable Law, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as, or be deemed to be, evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

Section 24. Fiduciary Duties.

(a) Notwithstanding anything to the contrary herein, (i) nothing in this Agreement shall require the Company or any directors or officers of the Company to take any action, or to refrain from taking any action, that would breach, or be inconsistent with, its or their fiduciary obligations under Applicable Law; and (ii) to the extent that such fiduciary obligations require the Company or any directors or officers of the Company to take any such action, or refrain from taking any such action, they may do so without incurring any liability to any Party under this Agreement; provided, however, that nothing in this Section 24 shall be deemed to amend, supplement, or otherwise modify, or constitute a waiver of, any Supporting Party Termination Event that may arise as a result of any such action or omission.

(b) Notwithstanding anything to the contrary herein, nothing in this Agreement shall create any additional fiduciary obligations on the part of the Company or any directors or officers of the Company that did not exist prior to the execution of this Agreement.

Section 25. Representation by Counsel. Each Party acknowledges that it has been represented by counsel with respect to this Agreement and the Restructuring Transaction. Accordingly, any Applicable Law that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. No Party shall be considered to be the drafter of this Agreement or any of its provisions for the purpose of any Applicable Law would, or might cause, any provision to be construed against such Party.

Section 26. Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Supporting Parties under this Agreement shall be several, not joint. It is understood and agreed that no Supporting Party has any duty of trust or confidence of any kind or form with respect to any other Supporting Party or the Company, and, except as expressly provided in this Agreement, there are no commitments between or among them. In this regard, it is understood and agreed that any Supporting Party may trade in the Claims and Interests without the consent of the Company or any other Supporting Party, subject to Applicable Laws and the terms of this Agreement; provided, however, that no Supporting Party shall have any responsibility for any such trading to any other Person by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences between or among the Supporting Parties or the Company shall in any way affect or negate this Agreement. No Supporting Party shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) with any of the other Supporting Parties.

Section 27. Tax Reporting. For all U.S. federal, state, and local income tax purposes, the Company agrees to treat and report the New Second Lien Notes as issued at an issue price as determined in accordance with Treas. Reg. §1.1273-2(b)(1) as mutually agreed by the Requisite Supporting Noteholders and the Company acting reasonably and in good faith.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

By:
Name:
Title:

Subsidiary Guarantors:

[●]

By:
Name:
Title:

[Restructuring Support Agreement Signature Pages]

STRICTLY CONFIDENTIAL

[SUPPORTING NOTEHOLDER]

By:
Name:
Title:

Notice Information:

[Name]
[Address]
Attention: [Name] ([email address])

$ aggregate outstanding principal amount of Notes

[Restructuring Support Agreement Signature Pages]

STRICTLY CONFIDENTIAL

MARK D. JOHNSRUD

By:
Title:

Notice Information:

[Address]
Attention: [Name] ([email address])

$ aggregate outstanding principal amount of Notes

[Restructuring Support Agreement Signature Pages]

EXHIBIT A

TERM SHEET

SUMMARY OF PRINCIPAL TERMS FOR

FINANCIAL RESTRUCTURING OF

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

March 11, 2016

This non-binding indicative term sheet (the “Term Sheet”) sets forth certain principal terms and conditions of a proposed out-of-court restructuring (the “Restructuring”) of the outstanding indebtedness and equity of Nuverra Environmental Solutions, Inc. (together with its affiliates and subsidiaries, the “Company”).

This Term Sheet is confidential and shall not be disseminated to any person without the prior written consent of Ascribe Capital LLC, Gates Capital Management, Inc. and Phoenix Investment Adviser LLC (collectively, the “Supporting Noteholders”). This Term Sheet shall be governed by Rule 408 of the Federal Rules of Evidence and any and all similar and applicable rules and statutory provisions governing the non-admissibility of settlement discussions. Nothing herein and nothing contemplated by or resulting from any of the transactions contemplated herein will prejudice or act as waiver of any claims, causes of action or defenses of any party.

The proposed terms and conditions set forth in this Term Sheet are intended merely as an outline of certain material terms of the Restructuring and are provided for discussion purposes only and do not constitute an offer, agreement or binding commitment by or on behalf of any party. This Term Sheet does not include descriptions of all of the terms, conditions and other provisions that would be contained in definitive documentation relating to the Restructuring and is not intended to limit the scope of discussion and negotiation of any matters not inconsistent with the specific matters set forth herein. In addition, this Term Sheet is subject to tax and accounting review. This Term Sheet is not a binding obligation to consummate the Restructuring. Any such obligation will be created only by definitive agreements, the provisions of which will supersede this Term Sheet.

I.	Assumptions

This Term Sheet is based on the following assumptions.

ABL Facility	The aggregate principal amount outstanding under the ABL Facility due January 2018 (as amended, restated or otherwise modified from time to time, the “ABL Facility”), inclusive of any revolving loans or letters of credit outstanding, as of January 31, 2016 is $96.8 million plus accrued and unpaid interest thereunder.

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2018 Notes	The aggregate outstanding face amount of notes (the “2018 Notes”) issued pursuant to that certain Indenture, dated April 10, 2012, by and among Nuverra Environmental Solutions, Inc., as borrower, the Bank of New York Mellon Trust Company, N.A., as trustee and the guarantors thereof (as supplemented or amended prior to the date hereof) (the “2018 Notes Indenture”), is $400 million plus accrued and unpaid interest thereunder.

Equity	The Company has 28,181,083 shares of common stock outstanding. The Company is authorized to issue 50 million shares of common stock with a $0.001 par value and one million shares of preferred stock with a $0.001 par value. No preferred stock has been issued or is outstanding.

II.	ABL Facility

ABL Facility Amendment

Upon the consummation of the Restructuring and the transactions contemplated thereby (excluding the Rights Offering (as defined below)) (the “Closing Date”), the ABL Facility shall be amended (the “Facility Amendment”) such that the $125 million commitment shall be reduced to $100 million. In addition:

1. The ABL advance rate shall be frozen at 80% from and after the Closing Date.

2. There shall be a 0.35% commitment fee payable to the lenders under the ABL Facility and a collateral management fee of $2,500/month payable to the agent under the ABL Facility.

3. The agent under the ABL Facility shall be granted cash dominion and the right to a daily cash sweep.

4. Replacement of existing secured leverage ratio covenant with minimum cumulative EBITDA based on a 20% cushion to the Company’s projections for the four months ending on April 30, 2016, and a 15% cushion to the Company’s projections thereafter, in each case, tested monthly.

5. Mandatory application of proceeds of the New First Lien Term Loan and the Rights Offering to pay down the ABL Facility.

III.	2018 Notes Exchange Offer

General Terms	The Company shall offer to exchange (the “Exchange Offer”) the $368.6 million of the 2018 Notes into $368.6 million of new second

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lien notes (“New Second Lien Notes”), the terms of which are set forth in Section VI hereof pursuant to an unregistered transaction pursuant to section 3(a)(9) exemption from registration or another available exemption from registration; provided, that, holders are entitled to customary registration rights to the extent necessary. The New Second Lien Notes, the Exchange Warrants (as defined below) and assuming a cashless exercise, the common stock issuable upon the exercise of the Exchange Warrants shall be freely tradable securities and unlegended when issued at closing.

All holders of the 2018 Notes, excluding the Company’s Chief Executive Officer, Mark D. Johnsrud, shall have the right to participate in the Exchange Offer. All holders of 2018 Notes that validly tender in the Exchange Offer within a specified period shall receive, as an early exchange fee, their pro rata share of penny warrants (the “Exchange Warrants”) to purchase 10% of the common shares of the Company subject to dilution by the shares issued or to be issued in connection with the MIP (defined below).

The Exchange Offer shall close on the Closing Date substantially concurrently with the closing of the other transactions described herein unless otherwise provided herein.

Exit Consents	Simultaneous with the commencement of the Exchange Offer, the Company agrees to seek consents (the “Consents”) from each holder of 2018 Notes for the amendment of the 2018 Notes Indenture so as to waive, modify or eliminate covenants, defaults, events of default and other provisions as agreed by the Company and the Supporting Noteholders. Holders of 2018 Notes shall be required to provide Consents as a condition to participating in the Exchange Offer. The Company shall not pay any fee or other consideration to the consenting holders of 2018 Notes in connection with the Consents. Any executed Consents shall become effective only upon the consummation of the Restructuring.

IV.	2018 Notes Equity Conversion and Rights Offering

General Terms of Conversion

$31.4 million in aggregate principal amount of the 2018 Notes beneficially owned or controlled by Mark D. Johnsrud (the “2018 Notes Equity Conversion”) shall be converted into common shares of the Company at the Conversion Price (defined below). In addition, all other holders of the 2018 Notes shall have the right to elect to participate in the 2018 Notes Equity Conversion.

To the extent necessary to carry out the 2018 Notes Equity Conversion, the Company shall issue sufficient additional shares of

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common stock of the Company with a $0.001 par value as soon as practicable after the Closing Date of the Restructuring. The issuance of shares of common stock of the Company in respect of the 2018 Notes irrevocably tendered by or on behalf of Mark D. Johnsrud as provided herein shall not be a condition to the Closing Date.

Conversion Price	The Conversion Price for the 2018 Notes Equity Conversion shall be the higher of (x) the volume weighted, average closing price of the Company’s common stock for the fifteen (15) days preceding the public announcement of the Restructuring and (y) the volume weighted, average closing price of the Company’s common stock for the fifteen (15) days following the public announcement of the Restructuring (the “Conversion Price”).

Rights Offering	All holders of common stock of the Company shall be granted the right to participate in a rights offering (the “Rights Offering”) pursuant to which each holder shall have the right to subscribe for its pro rata share of $5.0 million of common stock in the Company, exercisable at a 20.00% discount to the Conversion Price, subject to dilution by the shares issued or to be issued in connection with the MIP. The Rights Offering will yield proceeds of $5.0 million. The rights may be exercised only in exchange for cash. Mr. Johnsrud will backstop the Rights Offering and shall deposit $5.0 million into escrow on the Closing Date. Upon the consummation of the Rights Offering, Mr. Johnsrud will receive a backstop fee of 5.00% payable in the form of additional common stock in the Company issued at the Conversion Price, subject to dilution by the shares issued or to be issued in connection with the MIP. The Rights Offering shall be registered with the SEC. It shall not be a condition to the Closing Date that the Rights Offering shall have closed.

V.	New First Lien Term Loan

General Terms

Ascribe Capital LLC and Gates Capital Management, Inc. (the “New First Lien Lenders”) shall fund a new last out first lien term loan in the aggregate amount of $24.0 million (the “New First Lien Term Loan”). Each New First Lien Lender shall fund its pro rata share of the New First Lien Term Loan based upon the amount of 2018 Notes held by such New First Lien Lender as of the date of the RSA compared to the total amount of 2018 Notes held by both New First Lien Lenders as of the date of the RSA. The New First Lien Term Loan shall be fully funded on the Closing Date.

If following the Closing Date a New First Lien Lender (or

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subsequent transferee) seeks to sell, assign, participate, transfer or otherwise dispose of all or any portion of its New First Lien Term Loan, then the non-selling New First Lien Lender shall have a right of first refusal to purchase the New First Lien Term Loan being offered for sale by the selling New First Lien Lender (the “ROFR”). The ROFR shall be subject to customary exceptions and, other than as provided in this paragraph, sales, assignments, participations, transfers or other dispositions of the New First Lien Term Loan shall not be subject to any consent rights in favor of the Company.

The New First Lien Lenders shall receive a commitment fee of penny warrants (the “NFLTL Warrants”, and together with the Exchange Warrants, the “Penny Warrants”) to purchase 5.00% of the common shares of the Company, subject to dilution by the shares issued or to be issued in connection with the MIP.

Interest Rate	The interest rate for the New First Lien Term Loan will be 13.00% per annum, paid in kind.

Collateral	The New First Lien Term Loan and the guaranties thereof will be secured by pari passu liens on the same collateral as the ABL Facility.

Pari Passu Intercreditor Agreement	The relative rights and priorities in the shared collateral among the administrative agent under the ABL Facility (the “First Lien Agent”) and the agent under the New First Lien Term Loan will be set forth in an intercreditor agreement (the “Pari Passu Intercreditor Agreement”), which shall contain terms that are customary for intercreditor agreements governing such facilities and reasonably satisfactory to the Borrower, the First Lien Agent and the New First Lien Lenders. Each of the First Lien Agent and the agent under the New First Lien Term Loan shall execute the Intercreditor Agreement on the Closing Date. It is understood that the New First Lien Term Loan will be subordinated in right of payment to the payment in full of the ABL Facility.

Other Terms	The New First Lien Term Loan will mature ninety (90) days after the ABL Facility and shall contain terms consistent with the ABL Facility (with such modifications as are necessary to reflect the term loan nature of the New First Lien Term Loan, including, without limitation, the elimination of availability based unlimited restricted payments basket and similar baskets) unless otherwise agreed to by the New First Lien Lenders.

VI.	New Second Lien Notes

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Borrower	Nuverra Environmental Solutions, Inc.

Guarantors	The same parties that guarantee the Borrower’s obligations under the 2018 Notes Indenture shall guarantee the Borrower’s obligations under the indenture governing the New Second Lien Notes (the “Second Lien Notes Indenture”).

Second Lien Trustee	[TBD]

Type and Amount	Principal amount of $368.6 million (less the principal amount of 2018 Notes held by (i) holders that elect to participate in the 2018 Notes Equity Conversion and (ii) holders that do not elect to participate in the Exchange Offer) to be issued pursuant to the Second Lien Notes Indenture in connection with the Exchange Offer.

Ranking	The New Second Lien Notes will rank pari passu in right of payment to all senior indebtedness of the Borrower and senior to all subordinated indebtedness of the issuer.

Collateral	The New Second Lien Notes and the guaranties thereof will be secured by junior liens on the same collateral as the ABL Facility.

Intercreditor Agreement	The relative rights and priorities in the collateral among the administrative agent under the ABL Facility (the “First Lien Agent”) and the Second Lien Trustee will be set forth in an intercreditor agreement (the “Intercreditor Agreement”), which shall contain terms that are customary for intercreditor agreements governing such facilities and reasonably satisfactory to the Borrower, the First Lien Agent and the Supporting Noteholders. Each of the First Lien Agent and the Second Lien Trustee shall execute the Intercreditor Agreement on the Closing Date.

Maturity	The New Second Lien Notes will mature on April 15, 2021 (the “Second Lien Maturity Date”).

Amortization	The New Second Lien Notes shall not be subject to amortization and final payment of all amounts outstanding, plus accrued interest, shall be due on the Second Lien Maturity Date.

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Interest Rate	Interest on the New Second Lien Notes will be paid semi-annually on April 15 and October 15 of each year until the Second Lien Maturity Date at the following rate (the “Interest Rate”):
	Period	Applicable Interest Rate
	On or before October 15, 2016	12.50% per annum, paid in kind

	After October 15, 2016 but on or before April 15, 2018	10% per annum, 50% of which shall be paid in kind and 50% of which shall be paid in cash

	After April 15, 2018	10% per annum, paid in cash

Optional Prepayments	The New Second Lien Notes may not be prepaid in whole or in part before April 15, 2017. On or after April 15, 2017, the Company may redeem all or a part of the New Second Lien Notes at the redemption prices set forth below, plus accrued and unpaid interest on the New Second Lien Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

Year	Applicable Premium
2017	115%
2018	110%
2019	105%
2020	102.5%

Second Lien Documentation	Except as set forth herein and unless otherwise agreed to by the Supporting Noteholders, the definitive documentation for the New Second Lien Notes (the “Second Lien Documentation”) shall be consistent with the terms set forth in the definitive documentation for the 2018 Notes indenture (the “2018 Notes Documentation”) with changes and modifications that reflect the second lien note nature of the New Second Lien Notes. The Second Lien Documentation will be prepared by Fried Frank.

Representations and Warranties	Substantially the same as those set forth in the 2018 Notes Documentation, with appropriate modifications to reflect the second lien status of the New Second Lien Notes.

Affirmative Covenants	Substantially the same as those set forth in the 2018 Notes Documentation, with appropriate modifications to reflect the second lien status of the New Second Lien Notes.

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Negative Covenants	Substantially the same as those set forth in the 2018 Notes Documentation, with appropriate modifications to reflect the second lien status of the New Second Lien Notes and tightening of the general baskets as agreed to by the Company and the Supporting Noteholders.

Events of Default	Substantially the same as those set forth in the 2018 Notes Documentation, with appropriate modifications to reflect the second lien status of the New Second Lien Notes.

Expenses	Customary for financing of this type.

Governing Law	New York.

VII.	Other Terms of Restructuring

Consummation Deadline	The Closing Date shall occur no later than April 25, 2016.

Penny Warrants

The Penny Warrants shall be immediately exercisable and contain customary terms and conditions, including customary anti-dilution protections. At the option of the holder, the Penny Warrants may be cash settled or net share settled.

In addition, the agreement governing the Penny Warrants shall provide that if the Company undertakes a go-private transaction, the holders of the Penny Warrants or the common stock issued upon conversion of the Penny Warrants shall have tags and drags and, once the Company is private, the holders of the Penny Warrants or the common stock issued upon conversion of the Penny Warrants shall have customary shareholder protections including, among others, tags, drags, rights of first refusal, preemptive rights and registration rights.

Registration Rights	Promptly, but no later than fifteen (15) business days following the Closing Date, the Company shall prepare and file with the SEC one or more “shelf” registration statements covering the resale of the NFLTL Warrants and the Exchange Warrants and the shares of common stock issuable upon conversion of the NFLTL Warrants and Exchange Warrants.

Conditions to Restructuring	The Restructuring shall be subject to usual and customary and necessary conditions for a transaction of this type, as well as other conditions satisfactory to the Supporting Noteholders, including, without limitation:

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1.      Satisfaction (or waiver with the consent of the Supporting Noteholders) of all conditions to the  Exchange Offer, including the following:

•    at least 95%, or such lesser amount as agreed to by the Company and the Supporting Noteholders, of the 2018 Notes held by holders that are entitled to participate in the Exchange Offer, elect to participate in the Exchange Offer, which for the avoidance of doubt shall not include the 2018 Notes beneficially owned or controlled by Mark D. Johnsrud;

•    receipt of the necessary Consents; and

•    all interest due on the 2018 Notes shall be paid in cash when due in accordance with the 2018 Notes Indenture and all accrued interest due on the 2018 Notes through the Closing Date shall be paid in cash on the Closing Date.

2.      Receipt by the Company of a $5.0 million cash deposit from Mr. Johnsrud to be held in escrow in  connection with the Rights Offering;

3.      All documents related to the Restructuring are in form and substance acceptable to the Company,  the lenders under the ABL Facility and the Supporting Noteholders;

4.      Entry into new employment agreements, including appropriate non-compete agreements, with  certain key employees on terms acceptable to the Company, the lenders under the ABL Facility  and the Supporting Noteholders;

5.      To the extent that any Restructuring transaction would trigger a “change of control” payment or  similar payment payable to any employee of the Company, all such employees shall permanently  waive such payment;

6.      All requisite governmental or regulatory approvals for the Restructuring shall have been obtained  and no governmental or regulatory authority shall have taken any action that could reasonably be  expected to have a material adverse effect on the consummation of the Restructuring;

7.      From and after the execution of the RSA (defined below), there shall be no material adverse  change to the assets, liabilities, businesses or prospects of the Company, excluding any changes  affecting (i) economic or financial market conditions generally and (ii) the oil and gas

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 industries generally, unless these changes have a disproportionate effect on the Company;

8.      Payment of the fees and expenses of the Supporting Noteholders (including for counsel and a  financial advisor as set forth below);

9.      The tax structure is acceptable to the Supporting Noteholders;

10.    Execution of the Facility Amendment; and

11.    Execution of the Intercreditor Agreement.

Management Incentive Plan	Following the Closing Date, the Company shall implement a Management Incentive Plan, which shall be in form and substance acceptable to the Supporting Noteholders, that will provide for issuance of up to 5-10% of the outstanding common stock of the Company on a fully diluted basis (the “MIP”). The form of equity shall be stock options. Other material terms, including allocation of the Management Incentive Plan, shall be determined by the board of directors of the Company.

Board Observer Rights	For so long as a New First Lien Lender continues to hold a majority of the Penny Warrants (or the stock represented thereby) issued to such New First Lien Lender on the Closing Date, such New First Lien Lender, individually, shall have the right to have a non-voting observer attend meetings of the board of directors of the Company.

Press Release

All public statements by the Company related to the Restructuring (including press releases, Form 8-Ks or other statements) shall be in form and substance reasonably acceptable to the Supporting Noteholders, subject to applicable law or rules of any securities exchange.

Upon execution of the RSA (defined below), the Company shall file a Form 8-K which shall attach the RSA and this Term Sheet and which shall also include all additional information received by the Supporting Noteholders necessary to permit the Supporting Noteholders to trade in the Company’s securities.

Restructuring Support Agreement/Supporting Noteholders Fees and Expenses	The Company and the Supporting Noteholders will enter into a Restructuring Support Agreement (the “RSA”). The RSA shall provide that the Supporting Noteholders shall, subject to the terms of the RSA, agree to participate in the Exchange Offer on the terms set forth herein and in the definitive documents. The

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Supporting Noteholders shall have the right to immediately terminate the RSA (i) if the Company fails to pay any amounts when due under the 2018 Notes Indenture, or (ii) upon the occurrence of an event of default under the 2018 Notes Indenture or the ABL Facility. The RSA shall also provide for the reimbursement of the Supporting Noteholders by the Company.

The Company will execute fees letters with advisors for the Supporting Noteholders pursuant to which the Company will reimburse the Supporting Noteholders all their reasonable fees and expenses (including the reasonable and documented legal fees and expenses of Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) incurred in connection with the transaction contemplated hereby. In connection with the Supporting Noteholders retention of Fried Frank, the Company will provide Fried Frank with a reasonable advance payment in an amount to be agreed.

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EXHIBIT B

JOINDER AGREEMENT

[●], 2016

The undersigned (“Transferee”) hereby acknowledges that it has reviewed and understands the Restructuring Support Agreement, dated as of [●], 2016, a copy of which is attached hereto as Annex I (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among Nuverra Environmental Solutions, Inc., a Delaware corporation (“Nuverra”), and each of the other subsidiary guarantors parties thereto (collectively, the “Company”) and the entities and persons named therein as “Supporting Parties”, and that it has been represented, or has had the opportunity to be represented, by counsel with respect to the Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

1. Agreement to be Bound. The Transferee hereby agrees to be bound by all of the terms of the Agreement. The Transferee shall hereafter be deemed to be a “Supporting Noteholder” and a “Party” for all purposes under the Agreement and with respect to all Claims and Interests held by such Transferee.

2. Representations and Warranties. The Transferee hereby makes the representations and warranties of the Supporting Parties set forth in Section 8 of the Agreement to each other Party or only the Company (as applicable).

3. Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Transferee has caused this Joinder Agreement to be executed as of the date first written above.

Name of Transferor:
Name of Transferee:

By:
Name:
Title:

Notice Address:

Attention:

with a copy to:

Attention:

[Claim or Equity Interest Acquired]

[Joinder Agreement to Restructuring Support Agreement Signature Page]

ANNEX I

RESTRUCTURING SUPPORT AGREEMENT